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                                                                    EXHIBIT 23



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-80135 and Form S-8 No. 33-97566) of Applied Science and Technology, Inc. of our report dated July 25, 1998 relating to the consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 27, 1998 which report appears in the June 27, 1998, annual report on Form 10-K of Applied Science and Technology, Inc.



                                                     /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
September 25, 1998